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DENISON, TEXAS EMPLOYEE MEETING TRANSCRIPT

November 18, 2010

TIM SULLIVAN:

Well I’m back. (Applause) and Alan said OK what’s happening in December. This is actual exciting times for the company, I think it’s exciting times for you. I’m, not sure this is working. Is this working? Can you hear me ok? Alright I’ll talk loud too. Throat’s a little sore but we’ve been around a little bit here the last day or so. I think when I was down here last month I said that I was very pleased with the renovation and what’s going on here. And I said I wanted to be back for my next trip when we’re going to expand the operation. I said now that’s the true sign of success. And I had, I don’t know who it was, somebody came up to me and said, “how are we going to be able to sell more track drills? We don’t sell enough track drills.” And I made the comment to him I said, “part of the problem with track drills is those do require distribution. They require distribution because they’re smaller, they’re sold to a lot of quarries and things like that.” I gave an example to him. I said that, “You know what’s crazy about track drills? Do you know how many of those things are actually purchased in Sao Paulo, Brazil? Which is the biggest city in Brazil. For the rock quarries in Sao Paulo Brazil. 280 a year. In one city. 280 a year.” Now how many do we make here Alan? In a given year. About 80. So think about it, that’s just one city. And the reason that I think we’ve always had issues trying to get track drills sold is because you do need distribution. They’re small. As we know they’re a smaller product. They need a lot of distribution, they need a lot of help out there. When we’re here last month I will tell you that I’d already been approached by Caterpillar. I’m not going to embarrass Steve or Chris but we had had discussions with Caterpillar over the years and I think I wasn’t really sure how serious Doug was when he approached to see if this is something that made sense for us as a company. Doug Oberhelman, I made this comment yesterday and I need to change it, Doug Oberhelman is a different cat. As these two gentleman know here Doug has, is picking Caterpillar up by its boot straps and aggressively moving forward. This is the biggest acquisition that CAT’s ever done. CAT’s never really bought anything above one billion dollars and this was obviously you know over 8 billion with the debt involved, so it’s a big deal for CAT. And it’s a big deal for us. And it’s a good deal for us as a company and I mean that sincerely. This is bringing together the largest mining machinery company in the world and the largest machinery company in the world. The better part of the story is its bringing two American companies together to compete effectively internationally. These are (applause) you guys read the press every day. Life’s getting tough out there, the world’s getting a lot smaller and when we looked at the whole prospect of the CAT and the Bucyrus power in the marketplace, we took a very serious look at it. And our board, when we met over this past weekend to make the final decision, we looked at what the landscape looked like internationally. We looked at what we would have to do to sell, you know, hundreds of track drills, not….not you know 80, but hundreds of track drills going forward and part of that required distribution. It just requires distribution that’s what I make the comment to the gentleman that asked me that question when I was here last month. That is the power of Caterpillar. That is the power of the two companies together. We are bringing product and CAT is bringing the CAT distribution network and the CAT know how. Taking a company that is 130 years old and another company that’s over 80 years old you’re bringing them together with expertise that’s second to none. And the power of that marketplace is going to be phenomenal. OK, it just is. And our board looked at it, it was a fair offer by CAT. It was the right thing for our shareholders. But I want you to know that very very clearly, it wasn’t about the dollars that was offered up to our company and our shareholders. And our chairman was the guy that led this charge. He said, “Dollars are dollars, we can negotiate this, negotiate that.” He said, “ I want to know that it’s the right thing for our stakeholders, which are you, and I want to know it’s the right thing for our suppliers. I want to know that it’s the right thing for the communities that we live in. I want to make sure that it’s the right thing for our long term viability of this company.” And I think that is the other side of this thing. We are obviously in a growing market right now. And one of the questions that came up by the media on Monday was, “when two companies come together, obviously there’s layoffs.” You know there’s synergies, you’ve got to save costs and Doug was very emphatic and I’m sure Steve’s going to reemphasize this. This in not about cost synergies this about synergies of bringing two companies together where you take the efforts to the next level. You look at the power of the CAT supplier network. Some of the this that we but we’re buying maybe 100. They’re buying thousands. And obviously that’s going to help us be a lot more competitive in the marketplace. The distribution of the products worldwide. You know the blasthole drills I think we can handle pretty well with the infrastructure we’ve got. But the small end of the blasthole drills and certainly the track drills, we can’t get the traction we need to get without the CAT distribution. Those are the types of additional added effect that we are going to get with the combining of these two companies. And I know you particularly here in Denison, I told Steve this last night, I talked to Al, I said, “you know we’re very happy to be part of the Bucyrus family” he said you know, what are we number 6? We were number 6. Steve your number 7. And this, you’re looking at the most resilient people in the world.” They’ve gone through more iteration of ownership than anybody in the world. I thought I guarantee that last month number 6 was going to be the last one but obviously that would’ve been a wrong answer. I could virtually guarantee you that number 7 will be the last one. This is the largest, most powerful machinery group that’s ever come together. Quite frankly, in history. And this is a huge huge deal. Usually and this was interesting, on Monday, usually when a company buys a company the company that’s being bought their stock goes up. Shareholders are very happy. Al the good stuff happens right. The company that’s buying the company typically, their price goes down. Their share price goes down. Well that’s not what happened Monday. CAT’s price went up along with ours certainly not to the level that ours did because we were the one’s that were being acquired, but the CAT stock price went up. That’s because a lot of smart people out there understood the power of these two companies coming together and really the prospects, and the long term stability of these two companies coming together. So you know we talked to our teams in Milwaukee and Peoria yesterday. There’s nothing but good here. There’s absolutely nothing but good that’s going to happen. And I think that that’s the message I definitely want to make sure that everyone here understands. There’s nothing but good that’s going to come out of this whole thing. Particularly of your, I think that this has really got the potential to blow the roof off of this place. No promises. I’m not going to be able to be the one that’s going to do that. Don’t want to put these guys on spot but if you understood the power of the market distribution system, especially for the products that are made here, I think that Steve and Chris will be coming back down herein the future and talking about what we can do to expand here. We’re going to open up and have a lot of room for Q and A but I want to have both Steve and Chris address you. Steve Wunning is the group president from CAT that will have on going responsibility for the mining division of Caterpillar going forward. And Chris Curfman is here with Steve. I’ve known Chris forty plus years. Chris has been running the mining division of CAT for the last decade or so. And I’ll let them talk a little bit to you about where they see this and where they see the future.

STEVE WUNNING:

Good morning everybody. (Applause) Thank You. Well the first thing I want to know is how many drills can you make? As many as you can make. It really is my pleasure to meet with you guys today and I’ll tell you the Caterpillar family is incredibly excited about joining the forces of the Bucyrus team with the CAT team. Let me just talk a little bit about Caterpillar. I’m not sure how much you know about the Caterpillar company. But it’s a little bit bigger than Bucyrus. Although Bucyrus is a pretty good sized company. We’ve got , This our sales will be somewhere north of 40 billion dollars. 2008 was our high water mark, it was 50 billion. And it dropped in 2009 quite a bit just because of the global recession that we’re in. It’s back up to over 40 billion and we’ve got lines to significant growth over the foreseeable future. So we are, we are a large company. We do a lot in machinery all the way from skid steer loaders all the way up to what we thought was really large stuff. Large mining trucks that Bucyrus add another dimension of what large really means. So we make some of the very large trucks and do a lot in diesel engines, gas turbine engines. I think right now we’ve got about 100,000 employees all over the world. Our headquarters are in Peoria, IL our origins really started out in Peoria. Very much what we call a Midwest work ethic. I think Texas, is Texas part of the Midwest? (Laugh) Well we work as hard as you guys do. The fact is that we are a big company but we really are a family company. I’ve been at Caterpillar 37 years. I came here to work right out of school and that’s not unusual. The are six of us that have what we call the executive office and that’s where there are five group presidents and there’s the chairman and CEO. And I think all of us have been there at least 35 years. We kind of hang around. I’ve given a number of 50 year pins in my career at Caterpillar to people that worked there for 50 years. I’ve given several 55 year pins. And last year we gave a 60 year pin. So we stay. We stay. It’s not because we can’t find a job somewhere else it’s that we like it. We really like it. A lot of times you’ll talk to somebody and they’re the 3rd generations or even the 4th generations that worked at Caterpillar. Chris’ dad worked at Caterpillar. And Chris could actually come to work at Caterpillar initially because his Dad was at a fairly senior position. He had to go to John Deere. Right? Chris. (LAUGHING) It’s a family type of a company. My brother works at Caterpillar. It’s a big company that’s got a family atmosphere. And I want you guys to feel that way. I think that this a huge opportunity for both of us. Let me talk a little bit about you know ….we are a company that we don’t buy a lot of companies. We buy a few companies from time to time. And although we’re kind of on a roll the last couple of months. But we don’t buy and sell companies. We don’t. We buy and keep companies. The reason that we are acquiring Bucyrus is that is just an incredible combination of what Bucyrus has been able to do in the mining industry and what we’ve been able to do. We are a large player in the mining industry. But our problem is that we compete in a fairly small segment of the mining industry. We provide a lot of the hauling trucks, we provide a lot of the support equipment the bulldozers, the motor graders and that type of thing. And we’ve been very successful in that small segment. But what Bucyrus provides is a very broad product line. And then when we combe Caterpillar with Bucyrus together we offer the broadest product line in the industry. In acquisitions the bankers get involved in all this and they start talking about the strategy side and the start talking about the brand and they talk about the distribution and they talk about the manufacturing capabilities and all that. All that’s important, it really is. You know what’s really the most important? (Crowd comment unheard) You got it. That’s right. It’s the people. It’s the people. And I believe that combining your capability and the capability of Caterpillar, that’s what’s going to make us a winner. And that’s why the people are the reason why we are acquiring Bucyrus. It’s that we need you. We want you to be part of our team, we want to be part of your team. And we’re going to be an unbeatable combination. There’s no doubt in my mind. And our board has been heavily involved in this. Not only your board Tim, they actually had a lot of mixed feelings about this. And we paid a full price for Bucyrus because you guys earned it. From what we see as the future in terms of us working together. And whether its drills or hydraulic shovels or underground mining equipment. With your combination with us your strengths with our strengths. There’s nobody that’s going to stop us. And I really do mean it when I say, “how many drills can you make?” because I think that we’re going to need all the drills that you can make because we have a distribution network that Bucyrus has never had before. And since we announced the deal at 6:30 Monday morning, the phone has been ringing off the hook. We’ve been getting e-mails from all over the world. Chris and I yesterday were in a teleconference with all of our global dealers, mining dealers all over the world. And everybody’s ecstatic about this deal. Our dealers want more product, you guys make the product. Our distribution network is probably one of the best in the world. Miners love our dealers they are very very good at servicing the product. And now we are going to give them the product. So this is a great combination. A little bit more on our culture; you know. We really try to focus on execution. For us to be successful we have to be better than the next guys. And we have to execute better than the other companies. If we don’t execute better than the other companies we’re not going to be successful. And what we want to get down to is to designing, building and selling and supporting mining equipment. Drills are a big part of it. If we take care of business at home and do those four things right, everything’s going to work out just fine. As Tim mentioned this is all about growth. This is not about cost reduction. The reason we are doing this deal is that we think we can grow much faster together than either one of us grow alone. So that’s the reason I’m so excited. I’m just really looking forward to working with you guys. And we’re going to make a name of all of us. The other thing we’re going to do is we’re going to keep, you know the CAT name has got a great name. The Bucyrus name is a great name. We’re going to leverage both brand names. We haven’t figured out exactly how to do that yet but we’ll leverage both names because we want to capitalize on those names. We thought we were an old company. We’re 85 years old. And Bucyrus is 130 years old so we’re the oldest stable manufacturing companies in the United States. That talks a little about the longevity of the two companies. The future looks brighter today than it ever has in 37 years at Caterpillar. This is really a neat deal. Now the guy that is going to help us sell a lot of you products is this big right over here. Chris why don’t you come over here and tell us what you’re going to do to help us sell some of this.

CHRIS CURFMAN

I guess I’d like to first start by thanking you all for being here and I’d like to thank Tim and I can tell you that I’ve known Tim for a long time and there isn’t a more respected person in the mining industry than Tim Sullivan. He and I have been calling on similar customers the last five years. Whether its Vale or BHP and really very little product overlap so this is a heck of an opportunity. I met Alan in ‘08 when we were trying to talk about drills. The Caterpillar dealers, we had wanted a drill line for 2 to 3 or 4 years so our dealer are actually clamoring to have a drill line. Some of them carry Atlas Copco and Sandvik and Drill Tech and…. Boo is right. And that isn’t going to last very long. So … (Applause) I think I echo Steve’s point here. We at a minimum we are going to double sales. That is the commitment I’m going to make to my boss right now. At a minimum we will double sales. So…. And you don’t have to write that one down, you can just remember that one off the top of your head. (crowd laughs) But I’m President of our global mining company over the last 5 years. We run the big trucks, big loaders, tractors, big scrapers. But we also picked up quarry and aggregate about 6 months ago. So, we now have LaFarge and Seamax and all these big customers I assume with drill capability and again we have a lot learn here. So, we will be all over you trying to learn, our people in the field around the world. How we do this well Alan and look for the leadership. So we couldn’t be more excited. Again Bucyrus and Caterpillar there will never be anything that strong in the industry. Our customers have been ringing the phones all the last 2 days, our dealers, we have about 175 dealers. All of them Alan have capability to sell some sort of a drill. Whether it be quarry, blast hole, production and we have about 50 really dedicated mining dealers. So we have a real opportunity. The customers are all over this, they’re excited. They want to package drills and rope shovels and tractor and hydraulic shovels together. So I think we have just an unprecedented opportunity to work together. We’re going to learn your business. And we have the staff with Tim’s people to help do that. So Allen we look forward to working closely with you. Alright. Thanks you (APPLAUSE). Thanks.

SHELLEY HICKMAN:

OK we’re going to open it up for some Q and A. All I ask is that if you have question raise your hand then wait for either Alan or I to get to you with the microphone so everyone can hear your question. And then these three are all available to answer questions for you. So, ok we’ve got one in the back.

AUDIENCE MEMBER:

(Question not Clear)

STEVE WUNNING:

That’s why I came here. No actually we are on the same journey that you’re on. And we’re moving forward with SAP. Ah. I know how you feel. We’ve actually got about 25 separate ERP systems across our company. And we are on a journey over the next 4 years to go to the single SAP. And I think what we’ll end up doing sometime is…. When are you guys going to SAP here?

AUDIENCE MEMBER:

(Response not clear)

(Crowd Laughs)

STEVE WUNNING:

I’m sure its gong extremely well. Right? I’m glad you’re on that journey and we’re on it as well and I’ve been involved in a lot of (fades away). Something I think that is a necessary thing that you have to do to grow. Put the discipline in. You’re ahead of us on that one.

AUDIENCE MEMBER:

(question not clear)

CHRIS CURFMAN:

The question was, “what’s our plans for the electric drive trucks?” Good question. As you know we just introduced our 360 ton electric drive 795. We have a 240 ton coming out very quickly. Electric Drive. And we think that there are a lot of similarities and synergies between our truck line and the Terex truck line. And particularly in some of the emerging world markets where we don’t have enough electric drive capabilities. So were still in the process of sorting that out. There will become overlap in the trucks so we’ll have to deal with that. We look at that truck line as a good truck line and one that a lot of our dealers are asking for particularly in the central Africa, China, and India those markets. So we’ve really yet to determine, since this just happened 2 days ago, since don’t really have a firm handle on how that will work yet. We see an opportunity there that not many companies have with that broad of a line. Mechanical and electric.

TIM SULLIVAN:

I’ll just follow up on that as well. I think that what’s interesting is that in the market place, as you know we try to differentiate between mechanical and electrical. The applications can be different. And I think that that’s the full sale of the authorities as time forward. The comments that we made to the market on Monday and we’re considering to make, is that we want both.

AUDIENCE MEMBER:

Good morning. My question (question not clear)

TIM SULLIVAN:

We got plenty of land here don’t we? Alan?

CHRIS CURFMAN:

That’s a great question. And one thing you know I’d have to say and I think Steve mentioned it a little bit. Even before the acquisition our board had been extremely generous with the capital in R and D for mining. An inordinate amount of billions of dollars in the last 60 days appropriated to our truck factory, to some new operations around the world. All we have to do is sell. The rest I can assure you will come and our dealers again a chomping at the bit to get a hold of a full drill line. So all we have to do is get the runs on that board. And I’m pretty sure that Steve and the board will take care of the rest. Right Steve?

(CROWD LAUGH)

STEVE WUNNING:

You guys make them and you guys sell them and we’ll get you the money.

(CROWD LAUGH)

When Doug Oberhelman became the CEO and the tradition at Caterpillar has been whenever we have a CEO / Chairman transition, and we don’t have many of those, since we were formed in 1926 we’ve had like I think 12 CEOs and they’ve all been from within the company. We don’t go outside and bring in CEOs outside the company. But a tradition we have is that whenever we do that the first several months is that the CEO revisits the strategy. And Doug did that, I was part of that process, there were about 15 of us that worked with him to revisit our strategy. And what we looked at is of all of our businesses that we’re in we kind of ranked them all in terms of which businesses were in the most attractive industries. Guess which one was first. Mining. Most attractive industry for our company. The second thing we looked is which of our businesses have the best strategic fit for our company? Guess which was first. Mining. So if we execute and we deliver and we prove that we have the competitive advantage over our competitors, and we do. As we continue to demonstrate that we will continue feed and grow this business because its in the best industry and it’s the best fit for our company. It’s all in our hands.

AUDIENCE MEMBER:

My question is, a few of us have come up from Gilbert, TX and we deal a lot with draglines. What kind of focus to you plan on putting on draglines?

CHRIS CURFMAN:

Good question on draglines. Again this is brand new to Caterpillar so we certainly don’t know that much about that business frankly right now. And I know that market is maybe 1 or 2 a year Tim every not even every year so I think initially what we may want to do with our Caterpillar distribution network is focus initially on the product support capabilities of grabbing more of that business for Caterpillar and Bucyrus going forward. So again maybe Tim you might want to comment.

TIM SULLIVAN:

Yeah we had these discussions here in the last couple of weeks, one of the things that is challenging obviously is, I call them the more episodic type of sales, draglines, longwalls the big multi-million dollar deals. We’re talking about that now. How to best deal with that in the marketplace. Where drills fall well into a distribution model, business model, draglines and longwalls don’t. So both Steve and Chris and myself quite frankly are going to spend the next coupe weeks figuring out exactly how we bring all that together so it all makes sense. Try to project to the customers that what we’re trying to do without creating confusion. The draglines as we know are special, long walls are special. The rest of it can pretty well go through distribution.

AUDIENCE MEMBER:

I have 2 questions. One is drills as it’s supplied underground for the Jumbo market. What the plans are there? And the other is the rapid expansion in terms of track drills. The key to track drills really is the oscillator itself. (not understandable) And if you could address that as well.

CHRIS CURFMAN:

We currently manufacture in Australia underground hard rock loaders and trucks. We see a lot of similarities. We’ve been working on a jumbo drill for a few years on hard rock. We think there’s extremely good synergies between the under ground coal business that Tim has with some of the drill capability and more so with the people carriers, with the service vehicles with the items underground that we simply don’t manufacture. So there are a lot of synergies there. In terms of the oscillator on the drill I don’t really know what that is so I’m going to pass that on to Tim.

TIM SULLIVAN:

I think to mirror what Chris just said, one area , one area that I think we have focused a lot of our R and D here recently has been on hard rock underground. As you know we have not really been the player that we could be in underground. That’s still even with bringing these two companies together, that is something that will be not as broad as we want it to be. Now, we ‘re headed to Germany, and we’ve got some secrets that we’re going to share with our friends form Caterpillar in Germany this week because we’ve got some hard rock stuff coming out to compliment some of our jumbo drills and some of the other product offerings that we do have. Again to the point that we made here earlier. Money is not a problem and we want to make sure that, (LAUGH) is not mine to spend anymore. I’m spending your money Steve. But we actually have products that we are going to be introducing. You’re going to be hearing about them maybe before the end of the year into the hard rock under ground are going to be fully complimentary to the products we have now, like the jumbo. We’re pretty excited about the underground opportunity and the fact that we’re willing to do what we need to do. Things will be more competitive in that market.

STEVE WUNNING:

Your question kind of touches on something. We don’t have all the answers. We don’t even know all the questions here. What this gets down to is, together we’re going to figure out these answers together. There things that we do know but there are a lot of things that we don’t know and you know that. So I think a lot of these things we’re going to have to work it out. But it’s us working it out. As opposed to Caterpillar. We’re going to need a lot of help to figure out how we best compete. As a combined team.

TIM SULLIVAN:

This is something. I recognize some of the Steel Workers in the crowd here that work in Milwaukee, a couple weeks ago. As you guys know, the Steel Workers here know, we’ve got a little bit different relationship with our Steel Workers than most people do. And we spent a lot of time with the Steel Workers yesterday up in Milwaukee, so suppose both Steve and Chris can both get a flavor for how we’ve been working with the Steel Workers. Not only here but in Pulaski and Milwaukee how we’re going to be meeting with the Metal Workers Union as well later in the week in Germany. We’re going to sustain that. These guys understand how that we’ve been approaching our work a little differently than I think what is conventional. I just wanted to through that out there cause I know some of you guys have been up to Milwaukee, you probably ……they’ve probably already been talking to the guys down here. Its about one team moving forward to be successful.

AUDIENCE MEMBER:

(Question not Clear)

TIM SULLIVAN:

I….Yeah….I’m obviously going to be around for a while. We are not going to close for a while on this transaction. We’ve got to go through a lot of governmental approvals and things like that. When you bring 2 big companies together that’s what it takes. And I’ve committed, I’ve committed to Caterpillar that I will stay around as long as they want me around to make sure that we will be successful. Will I be around for the long term? No, I will not be. I think this is going to be a CAT approach but I think to Steve and Chris’ credit you know it’s like handing the keys to the teenage kid you know. Don’t put it in the ditch right? Same thing. We’ve built a hell of an enterprise here the last thing any of us want, and I’m talking about the three of us. Is that the car goes in the ditch. So I’m going to be around for as long as all three of us believe that we’ve got this thing up and flying right and making sure that things like I just talked about are well understood. This is what we’ve done this is why we’re successful. It’s going to bet their company you know but I think that they understand the value of a lot of the things we’ve been doing as a company.

AUDIENCE MEMBER:

Jason Andrews, engineering. Bucyrus’ plan for tier requirements was we’re going to flex until 2017. Now of course EPA requires, I don’t think we’re going to be able to flex with you guys being on our team now. And we have basically until you guys take completely over. I mean how, how are we going to, it’s a lot of engineering involved in the track drills for sure. We’ve got 6 different models that are going to need to be tiered up to tier 4 relatively quickly. We’re going to need some help. Any comments on that.

STEVE WUNNING:

Your right the emissions requirements is a huge deal for Caterpillar. The flex thing that you talk about form the EPA is really a company number. Its not an individual product line number. And fortunately for the things that you manufacture and all things that Bucyrus manufacture they’re relatively low volume. Compared to our motor graders and our medium whale loaders and that type of thing. So it may not radically change your flex. Because its not going to have a huge impact we’ve taken a look at that to see what impact it would in terms of the total combined companies. And what I’ve been told its not going to have a significant impact. It might have a little bit left or right but not huge. Because that was on of our concerns. Because to be tier 4 compliant is pretty tough standard. So…. Yeah. I think we’re going to be ok there.

AUDIENCE MEMBER:

(Question not Clear)

STEVE WUNNING:

Before the close. You know we signed the agreement Sunday night. We’ve got to go through regulatory approval. And we expect that to take 6 to 9 months. So think in terms of closing being middle of 2011. And the reason that that takes so long is that we have to get regulatory approval for like 25 countries or something like that. So just working thorough that process takes some time. Now its very important that between now and closing, you know we are two separate companies, so we can’t begin to work like a single company the government doesn’t like that. And so we’re going to have to be very careful in terms of we can’t do any integration work at that time. About all we can do between now and that time is plan. And what we want to do, and that is why we want Tm to be with us here is to work together with Tim and his leadership team, once we do close we can hit the ground running. And really goof very quickly. There’s really not going to be a lot happening visibly but there will be quite a bit of planning the next 6 to 8 months. 6- 9 months.

TIM SULLIVAN:

And let me add to that too. I’ve said this up at Milwaukee yesterday. We’ve got a very aggressive plan, we’ve had a very aggressive plan for the year. We got dealt kind of a joker in the deck with the US EX-IM bank this year, kind of pushed some of the machines that we thought were going to be in the 3rd and 4th quarter off until 2011. Which put even more pressure on our business plan. As long as I’ve been with this company, we’ve never missed a plan, we’ve never missed a plan we have about 6 weeks left in this fiscal year to push like hell to get product out the door, quality product out the door so that we can meet our plan and a lot of profit sharing is around that whole situation for a lot of people world wide. So I would behoove you its effectively business as usual until closing. So really over the next 6 to 9 months nothing is going to change. But I will tell you the next 6 weeks are really critical to the company. We really need you very best efforts to get that product out the door. It’s absolutely critical. I’ll tell you what. We’re going to be here for a while. I am absolutely embarrassed that I didn’t get out in the plant when I was here last month. We had a board meeting that lasted like forever. And then we all got in vehicles and made a mad dash to the airport. I am very excited as is Steve and Chris to walk around. Obviously if you have any more questions comments we’ll be walking around both the offices and the plant. So they can get a good view of what we do here. And looking forward to it. Looking forward to some personal time with some of you as well. OK? We’ve got one more. OK.

AUDIENCE MEMBER:

(Question not Clear)

STEVE WUNNING:

Yeah we have, in terms of health insurance, we have, we have different coverage with different insurance companies that we fund. So it’s a very complex thing. We don’t use Blue Cross (AUDIO BREAKS UP) We use united healthcare and what we’ll have to do is work with you guys to see what changes if any we make. Or what do you guys, how do you do it. Who do you use? Who is your insurance provider? Blue Cross Blue Shield. You know that may not change. This really gets down to an individual plant and we’ll end up looking at that so. Don’t….we can change it? I don’t know maybe we can. We’ll just have to look at that. But, Caterpillar’s got pension plans for sure and I’m not familiar with Bucyrus’ plan as it relates to this facility. Yes we do in fact have pension plan for all of our employees. And that’s part of the Caterpillar compensation package. Tim you might to address specifically (audio fades)

TIM SULLIVAN:

Yeah I think that we know that if we’re going to have good employees we have to compensate them both with pay and with benefits properly. And I think that’s been our philosophy for years. And that is the CAT philosophy as well. We want the best of the best and you don’t attract the best of the best by cutting their pay and cutting benefits. We are joined in at that kind of philosophy. So yeah, we’ll continue. I think the approach here is to continue and make sure that we are first in class around wherever we do operations.

STEVE WUNNING:

Just to that point. You know. Our people stay with us for a long time, they stay basically, they come to work at Caterpillar and they figure that they’re going to be at CAT until they decide it’s time to retire. Well for that to happen one of the prerequisites is that we have to have highly competitive compensation and benefits. And that’s kind of the first thing. But the reason they really do stay is I think they like working at Caterpillar. So I don’t think you need to worry to much at all about the compensation. It’s because we want to keep and retain this team. And that would be really dumb if we started doing things like that.

As we close here I really just want to say my favorite color is Caterpillar Yellow. But…Bucyrus maroon is becoming number 2 quite quickly.

TIM SULLIVAN:

Thank You.

BUCYRUS 1100 Milwaukee Avenue · P.O. Box 500 South Milwaukee, Wisconsin 53172-0500, USA (+1) 414.768.4000

Additional Information Relating to Bucyrus and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Bucyrus by Caterpillar. In connection with the proposed merger, Bucyrus intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A, which will be mailed to stockholders of Bucyrus.

Bucyrus stockholders are urged to read all relevant documents filed with the SEC, including the proxy statement, because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the proxy statement (when available), as well as other filed documents, without charge, at the SEC’s website (http://www.sec.gov). Free copies of Bucyrus’s filings may be obtained by directing a request to Bucyrus’s Investor Relations by telephone to (414)768-4000, in writing to Bucyrus, Attention: Investor Relations, 1100 Milwaukee Avenue, South Milwaukee, WI 53172, by email to amalingowski@bucyrus.com or at Bucyrus’s website (http://www.bucyrus.com).

Bucyrus and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from the stockholders of Bucyrus with respect to the proposed transaction. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed transaction. Information regarding Bucyrus’s directors and executive officers is also available in Bucyrus’s definitive proxy statement for its 2010 Annual Meeting of Stockholders filed with the SEC on March 12, 2010. These documents are available free of charge at the SEC’s web site at http://www.sec.gov and from Investor Relations at Bucyrus.

Caution Concerning Forward-Looking Statements Relating to Bucyrus

Statements in this communication that relate to Bucyrus’s future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Future events, risks and uncertainties, individually or in the aggregate, could cause our actual results to differ materially from those expressed or implied in these forward-looking statements. These forward-looking statements may be identified by the use of predictive, future tense or forward-looking terminology, such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “will” or similar terms. The material factors and assumptions that could cause actual results to differ materially from current expectations include, without limitation, the following: (1) the inability to close the merger in a timely manner; (2) the inability to complete the merger due to the failure to obtain stockholder approval and adoption of the merger agreement and approval of the merger or the failure to satisfy other conditions to completion of the merger, including required regulatory approvals; (3) the failure of the transaction to close for any other reason; (4) the effect of the announcement of the transaction on Bucyrus’s business relationships, operating results and business generally; (5) the possibility that the anticipated synergies and cost savings of the merger will not be realized, or will not be realized within the expected time period; (6) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (7) diversion of management’s attention from ongoing business concerns; (8) general competitive, economic, political and market conditions and fluctuations; (9) actions taken or conditions imposed by the governmental or regulatory authorities; (10) adverse outcomes of pending or threatened litigation or government investigations; (11) the impact of competition in the industries and in the specific markets in which Bucyrus operates; and (12) other factors that may affect future results of the combined company described in the section entitled “Risk Factors” in the proxy statement to be mailed to Bucyrus’s stockholders Bucyrus’s filings with the SEC that are available on the SEC’s web site located at http://www.sec.gov, including the section entitled “Risk Factors” in Bucyrus’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Readers are strongly urged to read the full cautionary statements contained in those materials. All forward-looking statements attributable to Bucyrus are expressly qualified in their entirety by the foregoing cautionary statements. We assume no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.